UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 27, 2012
(Date of earliest event reported)

CLEANTECH BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-145939	33-0754902
(State of or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

7386 Pershing Ave, University City, Missouri 63130
(Address of principal executive offices)

(314) 862-8670
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders

On December 27, 2012, CleanTech Biofuels, Inc. (the “Company”) held its Annual Shareholder Meeting. There were issued and outstanding on December 10, 2012, the record date, 76,486,367 shares of the Company’s common stock, par value $0.001 (“Common Stock”) eligible to vote. There were present at said meeting in person or by proxy, shareholders of the Company who were the holders of 40,211,982 (52.6%) shares of Common Stock entitled to vote thereat constituting a quorum. The stockholders voted on matters as follows:

1. Election of Board of Directors (Class II) –

	Votes For	Votes Withheld
David Bransby	40,211,982	---

The foregoing proposal passed and the nominee has been elected as Director for a three-year term.

There were no broker non-votes.

There were no other matters voted upon.

Ed Hennessey, Paul Simon, Jr., Joe Bared and Jim Russell continue to serve as members of the Company’s Board of Directors.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2012, CleanTech Biofuels, Inc. (the “Company”) held its Annual Shareholder Meeting (the “Meeting”). The only proposal voted upon at the Meeting was the re-election of one member of the Board of Directors – David Bransby. The proposal passed and Mr. Bransby was elected to another three-year term. Another director whose term was up for re-election, Jackson Nickerson, informed the Company that he wished not to be nominated for another term for personal reasons. In accordance with Mr. Nickerson’s preference, he was not nominated and therefore was not re-elected as a member of the Board of Directors. Mr. Nickerson had no disagreements with the Company, the Board of Directors or management. Mr. Nickerson served as a Board Member since his election in August 2009.

Following the Annual Shareholder Meeting, the Company held a Board of Directors meeting at which the following officers were re-elected: Ed Hennessey as President and CEO, Tom Jennewein as CFO and Treasurer, and Paul Simon, Jr. as Corporate Secretary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEANTECH BIOFUELS, INC.

Date: January 2, 2013	By:	/s/ Edward P. Hennessey
Name: Edward P. Hennessey
Title: Chief Executive Officer and President

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